Exhibit 21

RED LION HOTELS CORPORATION
List of Subsidiaries of Red Lion Hotels Corporation as of December 31, 2010

A.	WHOLLY OWNED SUBSIDIARIES

Name	State of Organization

North River Drive Company	Washington
Red Lion Hotels Holdings, Inc.(1)	Delaware
Red Lion Properties, Inc.(2,3)	Delaware
TicketsWest.com, Inc.	Washington
Red Lion Hotels Franchising, Inc.	Washington
WestCoast Hotel Properties, Inc.(4)	Washington
WHC805, LLC	Washington
Red Lion Anaheim, LLC	Washington
RLH Denver Southeast, LLC	Washington
Red Lion Hotels Management, Inc.	Washington

(1)	Red Lion Hotels Holdings, Inc. wholly owns four special purpose financing Delaware limited liability companies, each of which wholly owns one Delaware limited liability company that owns one hotel property.

(2)	Wholly owned by Red Lion Hotels Holdings, Inc., which is wholly owned by the Company.

(3)	Red Lion Properties, Inc. wholly owns one special purpose financing Delaware limited liability company, which wholly owns one Delaware limited liability company, which owns one hotel property.

(4)	Wholly owned by Red Lion Hotels Franchising, Inc., which is wholly owned by the Company.

B.	PARTIALLY OWNED SUBSIDIARIES

Name	State of Organization

Red Lion Hotels Limited Partnership(1,2)	Delaware

(1)	Red Lion Hotels Limited Partnership is 98.59% owned by the Company, and 0.53% owned by North River Drive Company, which is wholly owned by the Company.

(2)	Red Lion Hotels Limited Partnership wholly owns nine special purpose financing Delaware limited liability companies, each of which wholly owns one Delaware limited liability company that owns one hotel property.

1